Exhibit 10.1

TERMINATION AGREEMENT

          TERMINATION AGREEMENT dated September 30, 2010 by and between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”) having its principal place of business at 2 Trap Falls Road, Suite 402, Shelton, CT 06484, and KARL S. PUEHRINGER (“Puehringer”), residing at 51 Phillips Lane, Darien, CT 06820.

          WHEREAS, the Company and Puehringer entered into an Amended and Restated Employment Agreement dated June 19, 2010 (the “Amended and Restated Employment Agreement”), pursuant to which the Company employed Puehringer as the President and Chief Executive Officer of the Company; and

          WHEREAS, the Company and Puehringer mutually agree that it is in their respective best interests that Puehringer’s employment by the Company terminate, effective as of the close of business on September 30, 2010, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the promises and undertaking hereinafter set forth, the parties hereto agree as follows:

1.       Termination of Agreements.  All agreements between the Company and Puehringer (including, without limitation, the Amended and Restated Employment Agreement, but excluding (i) the Indemnification Agreement dated February 15, 2007 between the Company and Puehringer (the “Indemnification Agreement”), (ii) the Award Agreements referred to in Section 9 as amended by Section 9, (iii) the Consulting Agreement referred to in Section 10 and (iv) the Mutual Release referred to in Section 16) will terminate, effective as of the close of business on September 30, 2010.  Those agreements that are being terminated pursuant to this Section 1 (the “Terminated Agreements”), after the close of business on September 30, 2010, shall have no further force or effect and neither the Company nor Puehringer shall have any rights or obligations thereunder.

2.       Termination of Employment.  Puehringer’s employment by the Company will terminate effective as of the close of business on September 30, 2010.

3.       Resignation of Directorships and Offices.  Puehringer hereby resigns, effective as of the close of business on September 30, 2010, as a Director and all positions as an officer of the Company and each of its subsidiaries of which he is a Director and/or officer (including, without limitation, as a Director and as the President and Chief Executive Officer of the Company).

4.       Compensation.  The Company will pay to Puehringer the following:

(a)                   Accrued and Unpaid Salary.  An amount equal to any accrued but unpaid salary owing by the Company to Puehringer as at the close of business on September 30, 2010, including salary in respect of any accrued and accumulated vacation for a total of sixty-nine and one-half (69.5) vacation days for all fiscal years ending on or before June 30, 2010 and for the period commencing on July 1, 2010 and ending on September 30, 2010, or a total of $112,269, at the close of business on September 30, 2010, payable on or before October 15, 2010.

(b)              Severance Compensation.  The Company shall pay to Puehringer or to Puehringer’s beneficiary or such beneficiaries designated by Puehringer in writing to the Company, or, if none is so designated, to Puehringer’s estate (such person or persons being referred to herein as the “Beneficiary”), severance compensation (the “Severance Compensation”) equal to eight hundred forty thousand dollars ($840,000) commencing on the first regular payroll date for salaried employees of the Company in April 2011 and ending on December 31, 2011, payable $245,000 on the first regular payroll date for salaried employees of the Company in April 2011 and thereafter a monthly amount of $35,000 (the “Severance Compensation Monthly Amount”) beginning on the first regular payroll date for salaried employees of the Company in May 2011 for a period of eight (8) months and a final payment of $315,000 on December 31, 2011.  In this regard, if Puehringer dies prior to the final payment of Severance Compensation on December 31, 2011, the remaining payments of  Severance Compensation shall be paid in accordance with the payment schedule set forth in this Section 4 (b) to the Beneficiary.  Payments under this Section 4(b) (other than the final payment to be made on December 31, 2011) shall be made on the first regular payroll date for salaried employees of the Company in each respective calendar month.

The portions of this Agreement dealing with severance compensation have been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with Section 409A.

(c)              Accrued and Unpaid Fiscal Year 2010 Incentive Compensation.  An amount equal to any accrued but unpaid incentive compensation owing by the Company to Puehringer at the close of business on September 30, 2010, in a single lump sum payment within the time period specified under the Management Incentive Compensation Plan (the “MICP”) of the Company as in effect for the fiscal year ending June 30, 2010.

(d)              Fiscal Year 2011 Incentive Compensation.  Twenty-five percent (25%) of the incentive compensation that Puehringer would have received for the fiscal year ending June 30, 2011 if Puehringer had been employed by the Company during the entire fiscal year ending June 30, 2011, which incentive compensation shall be determined and paid to Puehringer in accordance with the terms of the Company’s MICP as in effect on September 30, 2010 for the fiscal year ending June 30, 2011.

(e)              Deferred Compensation.  The Company shall pay to Puehringer or to the Beneficiary deferred compensation (the “Deferred Compensation”) equal to one million eight hundred ninety thousand dollars ($1,890,000) commencing on the first regular payroll date for salaried employees of the Company in April 2011 and ending on the first regular payroll date for salaried employees of the Company in September 2025, payable $31,500 in each of the first regular payroll dates for salaried employees of the Company in April, May and June 2011 and thereafter a monthly payment  of $10,500 (the “Deferred Compensation Monthly Amount”) beginning on the first regular payroll date for salaried employees of the Company in July  2011 for a period of one hundred seventy-one (171) months.  In this regard, if Puehringer dies prior to the final payment of Deferred Compensation in September 2025, the remaining payments of  Deferred Compensation shall be paid in accordance with the payment schedule set forth in this Section 4(e) to the Beneficiary.  Payments under this Section 4(e) shall be made on the first regular payroll date for salaried employees of the Company in each respective calendar month.

The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Code and should be interpreted and administered in a manner consistent with Section 409A.

(f)              No Excess Parachute Payments.  Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel (“Tax Counsel”) to the effect that there exists a material possibility that any payment to which Puehringer would (but for the application of this Section 4(f)) be entitled under this Agreement would (but for such application) be treated as an “excess parachute payment” (as defined in Section 280G (b) of the Code), this Agreement shall be amended in a manner such that the payments to which Puehringer is entitled hereunder, as follows, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which Puehringer is entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the Deferred Compensation (and, concomitantly, the Monthly Amount), and second, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Section 6, which shall in any event be paid in full) to which Puehringer is entitled hereunder. In any event, this provision shall be construed in a manner such that any amendment made in furtherance of this provision shall be done in a manner that optimizes the value of the payment obligations owed to Puehringer without increasing the cost to the Company.

(g)              Source Of Payments.  All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on Puehringer’s life, to provide it with funds to satisfy its obligations hereunder, provided, however, that neither Puehringer, the Beneficiary, nor any other person or persons shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on Puehringer’s life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of Puehringer, the Beneficiary, or any other person or persons, it being expressly agreed that neither Puehringer, the Beneficiary, nor any other person or persons shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.

(h)              Enforcement of Rights.  Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and Puehringer, the Beneficiary, or any other person or persons.  Puehringer, the Beneficiary, and any other person or persons claiming a right to any payment or interest hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give Puehringer, the Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which the Company may have any right, title, or interest now or in the future, but Puehringer, the Beneficiary, and any other person or persons shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor.  Notwithstanding anything to the contrary set forth in this Section 4(h), the Company has established a so-called “rabbi trust” as described in the Internal Revenue Service’s Revenue Procedure 92-64, and is permitted, but not required, to contribute the amounts necessary for the Company to fund the Deferred Compensation set forth in Section 4(e).

5.       Benefits
                       The Company will provide to Puehringer:

(a)                   Medical Benefits.  Continuation of the medical benefits that the Company is presently providing to Puehringer for the period Puehringer is entitled to COBRA continuation coverage under Section 498B of the Internal Revenue Code (the “Code”).  The Company shall reimburse Puehringer for eighty percent (80%) of any premiums paid by Puehringer for such continuation, provided, however, no such reimbursement shall be made for continuation coverage extending beyond the earlier of (1) September 30, 2012 or (2) the period for which Puehringer is entitled to continuation coverage under Section 4980B of the Code, and all such reimbursements shall be made in accordance with the Company’s general policies for reimbursement of expenses.

(b)                   Automobile.  The same automobile that the Company leases and is presently providing to Puehringer (or, if the same automobile is not available for any reason, a short-term rental of a substantially similar automobile) for the period of seven (7) months commencing October 1, 2010 and ending April 30, 2011, upon the condition that the Company shall continue to pay only the leased payments payable on the lease, the cost of insurance on the automobile the same as the insurance presently covering the automobile and the cost of the regular maintenance of the automobile.  All other expenses with respect to the automobile shall be paid by Puehringer and the Company shall not be obligated to reimburse Puehringer for any of such other expenses.

6.       Reimbursement of Expenses.  The Company shall pay to Puehringer that amount equal to the total of any unreimbursed expenses incurred on or before September 30, 2010 by Puehringer in connection with the business of the Company and its subsidiaries and for which Puehringer was entitled to be reimbursed in accordance with the policies of the Company as in effect at the time such expenses were incurred by Puehringer, in a single lump sum payment no later than October 15, 2010.

7.       No Other Compensation or Benefits or Reimbursement of Expenses.  The Company shall have no further obligation to Puehringer under this Agreement for any compensation or benefits or reimbursement of expenses except as provided in the Consulting Agreement referred to in Section 10.

8.       Indemnification Following September 30, 2010.

(a)                   The Company agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to October 1, 2010 (including rights for advancement of expenses) now existing in favor of Puehringer as provided in the certificate of incorporation or bylaws of the Company will continue in full force and effect in accordance with their respective terms.

(b)                   For the six year period commencing October 1, 2010 and ending September 30, 2016, the Company will maintain in effect the Company’s current directors’ and officers’ liability insurance, or substantially similar insurance, covering acts or omissions occurring prior to October 1, 2010 with respect to Puehringer who is currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof.  In lieu of the foregoing, the Company may purchase six-year “tail” coverage covering acts or omissions prior to October 1, 2010 on substantially similar terms to the existing policy of the Company. The Company shall, upon request of Puehringer, provide evidence of such coverage including the terms of such coverage and confirmation that such coverage remains in full force and effect.

(c)                   In the event that, following September 30, 2010, the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any other entity, then, and in each such case, the Company shall ensure that the successors and assigns of the Company will  either (i) assume the obligations of the Company hereunder, including, without limitation, those set forth in this Section 8 or (ii) arrange for Puehringer to be treated the same as the directors and officers of the Company are treated.  Upon any such event, the Company shall provide to Puehringer evidence of the assumption of such obligations by any such successors and assigns.

(d)                   The provisions of this Section 8 (i) are intended to be for the benefit of, and will be enforceable by, Puehringer, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other right to indemnification or contribution that Puehringer may have by contract or otherwise.

9.       Awards Granted by Company.  All Awards granted by the Company to Puehringer (Awards of Restricted Stock Shares, Restricted Stock Units, Performance Shares or Stock Options) which have not fully vested shall be forfeited to the extent not fully vested as a result of the termination of Puehringer’s employment by the Company and his resignation as a Director and as the President and Chief Executive Officer of the Company, provided however, all such Awards which have not fully vested with respect to which Puehringer as at September 30, 2010 has made a timely election under Section 83(b) of the Internal Revenue Code and paid the income taxes payable by him as a result of such election shall not be forfeited and shall instead vest on such date or dates that such Award or Awards would have vested if Puehringer’s employment by the Company had not terminated and Puehringer had not resigned as the President and Chief Executive Officer of the Company.  Notwithstanding anything to the contrary contained in this Agreement or any of such Award Agreements, any of the stock options which the Company has granted to Puehringer and which have vested but would otherwise expire prior to September 30, 2012 may be exercised by Puehringer and shall not expire until September 30, 2012.

10.      Consulting Agreement.  Simultaneously with the execution of this Agreement, the Company and Puehringer will enter into a consulting agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”) pursuant to which Puehringer will agree to consult with the Company when requested by the Company and at such times and places as shall be mutually agreed upon by the Company and Puehringer.  In exchange for such services, the Company will pay to Puehringer a fee equal to $1,500 per day, or such other amount or amounts upon which the Company and Puehringer shall mutually agree.

11.      Confidential Information.  Puehringer shall not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner whatsoever, and Puehringer will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on the termination of Puehringer’s employment by the Company.

12.      Restrictive Covenant.  For a period of three (3) years after September 30, 2010, Puehringer shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company on September 30, 2010, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business competitive with or substantially similar to such business conducted by the Company without the written consent of the Company, provided, however, that Puehringer may have a passive ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.

If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

In the event of the breach or a threatened breach by the Consultant of any of the provisions of this Section 12, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

13.      No Solicitation of Employees or Other Interference with the Business of the Company.  For a period of two (2) years ending September 30, 2012, Puehringer shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person) to leave the employ of the Company or such Affiliate, or in any meaningful manner interfere with the relationship between the Company or such Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the period of two (2) years ending September 30, 2012 (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any meaningful manner interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Affiliate.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such other person or (ii) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise

14.      Non Disparagement.  Neither the Company nor any of its Affiliates shall disparage in any way Puehringer.  Puehringer shall not disparage in any way the Company or any of its Affiliates or any of their businesses, products or services or any of their directors, officers or employees.

15.      Press Release.  Prior to issuing a Press Release with respect to the termination of Puehringer’s employment by the Company, the Company and Puehringer shall agree on the content of such press release.

16.      Mutual Release.  Simultaneously with the execution of this Agreement, the Company and Puehringer are entering into a mutual release in the form attached hereto as Exhibit B.

17.      Cooperation.  The Company and Puehringer will reasonably cooperate with each other with respect to the termination of Puehringer’s employment, provided further, if Puehringer at the time that his reasonable cooperation is requested by the Company is employed by another employer or engaged in any other business or professional endeavors, the Company agrees that Puehringer’s reasonable cooperation with the Company shall not interfere in any meaningful manner with his duties and responsibilities to such employer or such other business or professional endeavors.  If Puehringer provides services to the Company as provided for in this Section 17, the Company shall pay to Puehringer a fee for such services at the same rate that the Company will compensate Puehringer for services rendered to the Company pursuant to the Consulting Agreement referred to in Section 10.

18.      Legal Fees.  The Company shall reimburse Puehringer, upon submission by Puehringer to the Company of a statement, for services of any attorney or attorneys of Puehringer’s choice that Puehringer has paid to advise Puehringer with regard to this Agreement, provided, however, that such reimbursement shall not exceed five thousand dollars ($5,000).  Any such reimbursement shall be made in accordance with the Company’s general policies for reimbursement of expenses, but in no event later than two weeks after the submission by Puehringer to the Company of the statement for services .

19.      Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach hereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.

20.      Non-Assignability.  Except as otherwise provided herein, Puehringer’s rights and benefits hereunder are personal to Puehringer, and shall not be alienated, voluntarily or involuntarily, assigned, or transferred, provided, however, it is agreed and understood that any payment obligations owed to Puehringer hereunder shall inure to the benefit of the Beneficiary upon Puehringer’s death.

21.      Binding Effect.  This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators and heirs.  In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Puehringer, the Beneficiary, or any other person or persons, nor shall Puehringer, the Beneficiary, or any other person or persons have any right to transfer or encumber any right or benefit hereunder.

22.      Entire Agreement.  This Agreement contains the entire agreement relating to the termination of Puehringer’s employment by the Company.  It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought.

23.      Notices.  All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted.  The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given.  All payments required hereunder by the Company to Puehringer shall be sent postage prepaid, or, at Puehringer’s election, shall be transferred to Puehringer electronically to such bank as Puehringer designates in writing to the Company, including designation of the applicable electronic address.  The foregoing items (other than any electronic transfer to Puehringer) shall be addressed as follows (or to such other address as the Company and Puehringer may designate in writing from time to time):

To Puehringer:	To the Company:
Karl Stephan Puehringer	Baldwin Technology Company, Inc.
51 Phillips Lane	2 Trap Falls Road, Suite 402
Darien, CT 06820	Shelton, CT 06484-0941

24.      Headings.  Headings have been inserted herein solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

25.      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement.

26.      Governing Law.  This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of New York without giving effect to the principles of conflict of laws.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BALDWIN TECHNOLOGY COMPANY, INC.

By	/s/Gerald A. Nathe
Gerald A. Nathe
Chairman of the Board

/s/Karl S. Puehringer
Karl S. Puehringer

EXHIBIT A

CONSULTING AGREEMENT

          CONSULTING AGREEMENT dated September 30, 2010, by and between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”), and KARL S. PUEHRINGER, an individual with an address at 51 Phillips Lane, Darien, CT 06820 (the “Consultant”).

          WHEREAS, on even date herewith, pursuant to the terms and conditions of that certain Agreement between the Company and the Consultant (the “Termination Agreement”), the employment of the Consultant was terminated; and

          WHEREAS, the Company desires to retain the consulting services of the Consultant and the Consultant desires to provide such services to the Company;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.        Services and Term.  The Consultant agrees to make himself available on a reasonable basis, but without obligation, to serve the Company as a consultant. The term of this Agreement shall be from the date of this Agreement, until September 30, 2012 or earlier if this Agreement is terminated earlier than September 30, 2012 pursuant to Section 7 (the “Consulting Period”). In order to retain such consulting services, the Company shall, on not less than 72 hours notice to the Consultant (or on such shorter notice to which the Consultant shall agree), provide Consultant the specific consulting services it requests, the location at which such services are requested, and on what dates such services are requested. Within 24 hours of Consultant’s receipt of such notice, Consultant shall confirm that he is able to and will perform such services, or that he is unable to perform such services.

                    In such capacity, the Consultant shall assist the Company’s management with respect to the conduct of the operations of the business of the Company in such manner as may be reasonably requested by the Company from time to time.  In performing the services hereunder, the Consultant shall use commercially reasonable efforts in a diligent manner and shall dedicate such time as necessary to perform such services on a timely basis. In connection with providing the services hereunder, the Consultant is not authorized by this Agreement to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner or to anything whatsoever.  The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee, agent, distributor, representative, Affiliate, partner or joint venturer of the Company.  Notwithstanding anything to the contrary herein, this Agreement in no manner shall be construed to create an employment or employee/employer relationship between the Company and the Consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner whatsoever.

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          Notwithstanding the foregoing, the Company agrees that the Consultant shall be indemnified and held harmless by the Company in the same manner, and upon the same terms, as set forth under the Indemnification Agreement referred to in the Termination Agreement.

          2.        Compensation.

                    (a)       In consideration of the services to be performed by the Consultant, the Company shall pay the Consultant a fee equal to $1,500 per day the Consultant provides services to the Company, which shall include related travel time, (or that pro-rata amount of a day), and shall reimburse the Consultant for reasonable out-of-pocket expenses incurred by the Consultant in performing work hereunder, which expenses greater than $500 shall be, and which expenses less than $500, to the extent practicable, shall be approved in advance by the Company.  No later than the fifteenth day of each calendar month during the Consulting Period, the Consultant shall submit to the Company an itemized invoice signed by the Consultant which shall (i) identify the services performed by the Consultant hereunder, (ii) describe the work performed by the Consultant during the previous calendar month and (iii) set forth the expenses incurred by the Consultant during the previous calendar month, and to which shall be attached receipts for all items greater than $25.00.

                    (b)       All fees earned by the Consultant under this Agreement and all expenses to be reimbursed to the Consultant under this Agreement shall be paid by the Company to the Consultant within ten (10) days of its receipt of the invoice from Consultant.

                    (c)       In the event the Consulting Period is terminated pursuant to Section 7 below, Consultant shall be entitled to payment for work performed before the effective date of such termination, invoiced pursuant to this Section 2.

          3.        Confidential Information.

                    (a)       The Consultant acknowledges that the proprietary and confidential information, obtained by him while consulting to the Company concerning the business or affairs of the Company or any of its Affiliates (“Confidential Information”) are the property of the Company or such Affiliate. Therefore, the Consultant agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the President and Chief Executive Officer of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Consultant's acts or omissions to act or required by law to be disclosed. The Consultant shall deliver to the Company within ten days after the termination of the Consulting Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and all copies thereof) relating to the Confidential Information, Work Product (as defined in Section 4) or the business of the Company or any of its Affiliates which he may then possess or have under his control.

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                    (b)       For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such other person or (ii) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

          4.        Developments.  The Consultant agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant while consulting with the Company or any of its Affiliates (“Work Product”) belong to the Company or such Affiliate. The Consultant will promptly disclose such Work Product to the President and Chief Executive of the Company and perform all actions reasonably requested by the President and Chief Executive Officer of the Company (whether during or after the Consulting Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          5.        Non-Compete, Non-Solicitation.

                    (a)       The Consultant acknowledges that in the course of providing services to the Company he will become familiar with  Confidential Information and their predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, the Consultant agrees that for a period of three (3) years ending September 30, 2013 (the “Non-compete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which manufactures, sells or distributes products and accessories for the printing and publishing industry, including, without limitation, cleaning systems and related consumables, fluid management and ink control systems, web press protection systems, drying systems, blending and packaging services and related services and parts or any business competing for the same customers as the business of the Company or any of its Affiliates as such business exists or is in process and is known to the Consultant on the date of the termination of the Consulting Period within any geographical area in which the Company or any of its Affiliates engages or plans to engage in any such business on the date of termination of the Consulting Period.  Nothing herein shall prohibit the Consultant from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Consultant has no active participation in the business of such corporation, provided, however, that the Consultant is not directly or indirectly responsible for, or does not have control over, the business of such competitor which directly competes with any of the business of the Company or any of its Affiliates on the date of termination of the Consulting Period.

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                    (b)       For a period of two (2) years ending September 30, 2012 the Consultant shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person) to leave the employ of the Company or such Affiliate, or in any meaningful manner interfere with the relationship between the Company or such Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the Consulting Period (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any meaningful manner interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Affiliate or (iv) disparage in any way the Company or any of its Affiliates or any of their businesses, products or services or any of their directors, officers or employees.

                    (c)       If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                    (d)       In the event of the breach or a threatened breach by the Consultant of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

          6.        Survival of Obligations.  The obligations of the Consultant under Sections 3, 4 and 5, shall continue in full force in accordance with their terms notwithstanding any termination of the Consulting Period pursuant to this Agreement or otherwise.

          7.        Termination.  The Consulting Period shall terminate on September 30, 2012 or on such earlier date specified by either the Company or the Consultant in a written notice given to the other not less than three (3) days prior to such earlier termination date.  Within ten (10) days of the termination of the Consulting Period, Consultant shall submit to the Company an itemized invoice as described in Section 2 for any fees or expenses accrued prior to such termination for which the Consultant has not previously submitted an invoice.

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          8.        Taxes.  The Company shall not be responsible for the withholding or payment of any federal, state or other taxes, including, but not limited to, income, workers' compensation, unemployment and social security taxes, payable by reason of services rendered by the Consultant to the Company.  The aggregate amount paid to the Consultant during each calendar year during the Consulting Period will be reported by the Company on a Form 1099.  If any sales, use and excise taxes are imposed on the services rendered by Consultant hereunder, then the Consultant shall be responsible for all such taxes and shall fully reimburse the Company for all such taxes paid by the Company.

          9.        Notices.  All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted.  The actual date of receipt as shown by the receipt therefore shall determine the time at which notice was given.  All payments required hereunder by the Company to Puehringer shall be sent postage prepaid, or, at Puehringer’s election, shall be transferred to Puehringer electronically to such bank as Puehringer designates in writing to the Company, including designation of the applicable electronic address.  The foregoing items (other than any electronic transfer to Puehringer) shall be addressed as follows (or to such other address as the Company and Puehringer may designate in writing from time to time):

To Puehringer:	To the Company:
Karl Stephan Puehringer	Baldwin Technology Company, Inc.
51 Phillips Lane	2 Trap Falls Road, Suite 402
Darien, CT 06820	Shelton, CT 06484-0941

          10.       Miscellaneous.

                    10.1      Force Majeure.  In the event that the Consultant is prevented from performing, or is unable to perform, any of his obligations under this Agreement due to any cause beyond his reasonable control and not as a result of his fault or negligence, then the time for such performance during the Consulting Period may be extended as is reasonably acceptable to each of the Company and the Consultant.

                    10.2      Assignment.  Neither this Agreement nor any right hereunder shall be assignable by either party without the written consent of the other party.

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                    10.3      Modification.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Agreement may not be amended or revised except with the written consent of the Consultant and the Company.

                    10.4      Headings.  Headings have been inserted herein solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

                    10.5      Severability.  The provisions of this Agreement are severable, and the invalidity of any provision hereof shall not affect the validity of any other provision.  In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

                    10.6      Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement.

                    10.7      Governing Law.  This Agreement shall be governed by, and construed and enforced according to the domestic laws of the State of New York without giving effect to the principles of conflict of laws.

                   10.8     Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach hereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGE FOLLOWS

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/Gerald A. Nathe
Gerald A. Nathe
Chairman of the Board

/s/Karl S. Puehringer
Karl S. Puehringer
51 Phillips Lane
Darien, CT 06820
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EXHIBIT B

MUTUAL RELEASE

          This Mutual Release is dated as of September 30, 2010 (the “Release”) by and among BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”), and KARL S. PUEHRINGER residing at 51 Phillips Lane, Darien, CT 06820 (“Puehringer”)

          WHEREAS, pursuant to an Agreement dated September 30, 2010 (the “Termination Agreement”), the employment of Puehringer by the Company is being terminated and Puehringer is resigning as a Director and as the President and Chief Executive Officer of the Company.  Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Termination Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Release of the Company and its Affiliates.  Effective as of the close of business on September 30, 2010 (the “Effective Date), Puehringer, hereby knowingly and voluntarily releases and forever discharges the Company and its Affiliates and each of their respective subsidiaries, stockholders, directors, officers, agents, employees and representatives (each, a “Company Released Party”) of and from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which Puehringer may now have or hereinafter can, shall or may have against any Company Released Party, other than (i) in the case of the Company only, any which specifically arise out of or are related to (A) the Termination Agreement, (B) the Consulting Agreement, (C) the Indemnification Agreement and (D) the Award Agreements referred to in Section 9 of the Termination Agreement as amended by Section 9 of the Termination Agreement and the documents and agreements to be delivered in connection therewith and the transactions expressly contemplated thereby or which arise out of facts first occurring after the Effective Date, or (ii) any clams which arise or occur from actions taken prior to the Effective Date and which involve any fraud or violation of law on the part of the Company Released Party.

2.       Release of Puehringer.  Effective as of the Effective Date, the Company, on behalf of itself and its Affiliates (each, a “Company Releasing Party”), hereby knowingly and voluntarily releases and forever discharges Puehringer of and from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which any Company Releasing Party may now have or hereinafter can, shall or may have against Puehringer, other than (i) any claims arising out of or related to (A) the Termination Agreement, (B) the Consulting Agreement, (C) the Indemnification Agreement and (D) the Award Agreements referred to in Section 9 of the Termination Agreement as amended by Section 9 of the Termination Agreement and the documents and agreements to be delivered in connection therewith and the transactions expressly contemplated thereby or which arise out of facts first occurring after the Effective Date or (ii) any claims which arise or occur from actions taken prior to the Effective Date and which involve any fraud or violation of law on the part of Puehringer.

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3.       Miscellaneous.  This Release shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  This Release shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.  This Release is complete and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Release, relied upon by the parties hereto, have been expressed herein.  In case of any one or more of the provisions of this Release shall for any reason be held to be invalid, illegal or unenforceable as to any party hereto in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Release, but this Release shall be construed as to such party as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein.  This Release may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Release by facsimile shall be as effective as delivery of a manually executed counterpart to this Release.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/Gerald A. Nathe
Gerald A. Nathe
Chairman of the Board

/s/Karl S. Puehringer
Karl S. Puehringer
51 Phillips Lane
Darien, CT 06820

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